Exhibit 99.2

Dreyer’s 1Q 05 Conference Call
May 6, 2005

Operator

Good morning ladies and gentlemen. And welcome to the first quarter 2005 Dreyer’s Grand Ice Cream Holdings earnings conference call.

My name is Liz and I will be your coordinator for today. I would now like to turn the presentation over to your host for today’s call, Mr. Doug Holdt, Chief Financial Officer. Please proceed, sir.

Doug Holdt - Dreyer’s Grand Ice Cream Holdings – EVP of Finance and Administration and CFO

Thank you, Liz. Good morning and welcome to Dreyer’s Grand Ice Cream Holdings first quarter 2005 conference call. My name is Doug Holdt and I’m the new Chief Financial Officer here at Dreyer’s, actually 25 days in the seat. Joining me this morning are Bill Collett, our Treasurer; Mark LeHocky, our General Counsel; and Scott Webster, our Assistant Treasurer.

This morning I’d like to briefly review our recent financial performance, touch on some recent grocery sales trends for our business, and then finally pass on some highlights of several new products and marketing initiatives that are rapidly hitting the marketplace as we enter the 2005 ice-cream season. We’ll then open it up for questions.

Our 10Q was filed with the SEC and is available via the SEC as well as on our web site. And while those detailed financials are available now, I’ll touch on some of the highlights of our performance for the quarter. Our net revenue was $345 million for the first quarter, which represents a 2.2% increase over the same period a year ago. However, this number severely understates our performance and doesn’t reveal the significant accomplishments in driving growth within our core initiatives.

Trade promotional expenditures, primarily related to new product launches, are deducted from gross sales and hide the true volume increase. This becomes clear as I talk about our accomplishments in terms of units. Most of you that follow Dreyer’s know that we have three major segments of company brands. Premium, which is our — predominantly our Dreyer’s and Edy’s products; Superpremium, the lion’s share of which is Haagen-Dazs but also includes products under our joint venture with Starbucks; and finally, frozen snacks which include Drumstick, Skinny Cow, and various other Nestle branded ice cream and water-ice products.

Within the premium segment, our first-quarter unit volume was up 20% over a year ago. Led by a 72% increase in Slow Churned Light, our low-fat ice-cream that has the potential to revolutionize the ice-cream category. But more on that later. What is equally important is that our classic Dreyer’s/Edy’s brands were up 21% for the quarter. So cannibalization is small, and we are growing market share.

Superpremium has a similar story, where volume growth for the first quarter is up 17%. Haagen-Dazs Light, which is produced utilizing the same technology as our Slow Churned Light began shipping in the first quarter and accounts for approximately 25% of the growth within superpremium. Revitalized Haagen-Dazs pints and Haagen-Dazs snacks also performed well, both achieving double-digit growth in terms of volume.

Within the frozen snack segment, our volume grew at almost 13%, mainly attributable to our new lineup of Nestle products. As with the premium and superpremium segments, innovation has been the key strategy to our growth. In total unit volume for our company brands was 17% ahead of the same period a year ago. Somewhat offsetting this increase was a 35% decline in volume in our partner brands, which are products that we do not own but distribute for others. This decline was not a surprise as we continued to grow our higher margin company brands.

All in all, we believe we had a solid quarter, especially when you consider the ACNielsen numbers for the grocery channel. While grocery is our largest channel, it should be noted that we have many businesses that are not captured by this data. In dollar sales, the packaged premium segment was up 2%. The packaged superpremium segment was down 1%, and the frozen snack segment was down 3% for the quarter. For all packaged, we achieved a 23% market share which is the highest level ever recorded by Dreyer’s in first quarter.

If we turn to the statement of operations, you can see that there is still much complexity in accounting for the merger which took place back in June, 2003. For the purposes of this call, I will keep my comments to operational aspects of our performance and let the footnotes to the financial statements speak for the merger-related activity.

EBIT for the first quarter was a loss of $39 million as compared to a loss of $29 million for Q1 2004. There are two main operational drivers for this variance. Dairy raw material costs remain at a fairly high level when compared to historical averages, and this accounts for a $4 million aggravation for the quarter. But by far, the primary driver of this variance, is the $30 million plus in incremental trade promotional expenses, much of which was in support of our new product launches. Strategically this is an investment in our brands and enables us to rapidly capitalize on our low-fat ice-cream technology and other innovations that will build our future. These expenditures are within our plan and will continue throughout 2005 as we roll out new products.

Speaking of the future, I’d like to take a few moments and talk about some of our initiatives for 2005. You have already heard a lot about Slow Churned Light which was introduced last year and grew our unit volume for a light ice-cream by 68%. The momentum continues in 2005, but there’s still plenty of upside. Our research tells us that trial is still fairly low, down in the 10% range. And we know once people try the product, they like it. We’ve added five new flavors, expanding the range to 26, and have developed a second-year set of TV ads to further advance the revolution. These ads are deep, reaching 86% of the US, 10.5 times, and they’re on the air right now.

Our success with Slow Churned in the premium segment led us to challenge ourselves to develop a superpremium ice-cream that delivered the same benefits. We’ve accomplished that with Haagen-Dazs Light. Introduced in the first quarter, initial results have been outstanding. We are supporting this rollout with a national TV advertising campaign that will run throughout the season, as well as extensive print ads and in-store sampling. Our goal is to achieve presence in at least 70% of nationwide grocery stores. We’ve already reached 65% which speaks to the retailer excitement for this great product.

And finally within the frozen snack segment, we are introducing Dreyer’s/Edy’s Dibs. Dibs are a new bite-sized ice-cream product which makes snacking easy and fun. Dibs will challenge cookies, candies, and salty snacks as an option to satisfy these eating occasions. They’re convenient, portable, and appeal to the whole family. In taste tests, nearly everyone who’s tried Dibs, that’s 96%, has said they’re likely or highly likely to make a purchase. That’s the highest indication of purchase intent that Dreyer’s has ever seen. And retailers are on board, too. Virtually all major retailers across the country have authorized all five flavors, and we expect to reach over 70% grocery presence nationwide within the first six months of rollout.

There are several other innovations that will roll out in 2005, but these are the major ones. Together they will account for better than 40% of our growth in 2005 and help establish that Dreyer’s is the preeminent ice-cream company in the U.S.

With that as a brief summary, we can now open the call to questions.

Operator

Ladies and gentlemen, at this time we will conduct a question-and-answer session. If you would like to ask a question, please key star followed by one at this time. If your question has been answered and you wish to withdraw your registration, please key star followed by two. Once again, ladies and gentlemen, it is star-one to ask a question.

Gentlemen, you have no questions at this time.

Doug Holdt - Dreyer’s Grand Ice Cream Holdings – EVP of Finance and Administration and CFO

Thank you for attending.